Exhibit 10.3
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of August 24, 2006 (the Effective Date”) by and between Richard D. Thornton and Blast Energy Services, Inc., and its subsidiaries, a California corporation (the “Company”).

1.	Duties and Scope of Employment.

(a)
Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Executive in the position of Vice President of Eagle Domestic Drilling Operations LLC. The duties and responsibilities of Executive shall include the duties and responsibilities for the Executive’s corporate office and position as set forth in the Company’s bylaws and such other duties and responsibilities as the Company’s Chief Executive Officer and/or Board of Directors may from time to time reasonably assign to the Executive.

(b)
Obligations to the Company. During his Employment, the Executive shall devote his primary focus and primary business efforts and time to the Company, The Executive maintains other business interests and prior obligations outside of the Company which he currently pursues and which he shall continue during his employment with the Company. Nothing shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of companies, including closely held companies which are controlled by Executive as long as these activities or services do not materially interfere or conflict with Executive’s responsibilities to, or ability to perform his duties of employment by, the Company under this Agreement. The Executive shall comply with the Company’s policies and rules as they may be in effect from time to time during his Employment.

(c)
No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

2.	Cash and Incentive Compensation.

(a)
Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $150,000.00. Such salary shall be reviewed annually in December with any adjustment (but in no event a reduction in salary) to be effective January 1 of the following year and payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in the Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”)

(b)
Bonus. The Executive shall be eligible to participate in bonus programs established by the Board of Directors for management employees. During the Employment Period, Executive will be entitled to participate in an annual incentive compensation plan of the Company. The Executive’s potential annual bonus will be up to fifty percent (50%) of his Base Salary as in effect for such year, such bonus to be based upon mutually agreeable milestones determined by the Chief Executive Officer.

(c)
Stock Award: Executive will received 1 million shares of restricted stock at the close of the acquisition of Eagle Domestic Drilling Operations, LLC. The restrictions on the 1 million shares will be removed after twelve (12) months from the day of closing.

(d)
Options. Executive shall be eligible to be considered for stock option grants under the Company’s annual stock option award program as administered by, and at the discretion of, the Compensation Committee of the Board of Directors.

(e)	410 (k) Benefit. Executive shall be eligible to participate in the Company’s 401 (k) Plan and enjoy the benefits thereof.

(f)
Insurance Coverage Reimbursement. The Executive will be eligible to participate in Company-sponsored benefit plans, including the Company’s medical plan, in the same manner as Company and any third-party benefit provider make such opportunities available to Company’s regular full-time employees, subject to any such third-party benefit provider’s determination that Executive is eligible to participate in such plan.

(g)
Vacation. During the term of this Agreement, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than three (3) weeks paid vacation per calendar year.

3.
Business Expenses. During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. The Executive shall have a car allowance of $1,000.00 per month during the term of this Agreement.

4.	Term of Employment.

(a)
Term. This Agreement shall expire on the third anniversary of the Effective Date, unless otherwise extended by the mutual agreement of Executive and the Company; provided, that this Agreement shall automatically be renewed for additional one (1) year terms, after the initial three year term, and shall automatically be continued effective as of the subsequent anniversary date of the Agreement (a “Renewal Date”) unless the Company or Executive has delivered written notice of non-renewal to the other party at least thirty (30) days prior to the relevant Renewal Date.

(b)
Basic Rule. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason, with or without Cause (in the case of the Company) or Constructive Termination (in the case of Executive). Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

(c)
Termination. The Company or the Executive may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause (in the case of the Company) or Constructive Termination (in the case of Executive), by giving the other party notice in writing. The Executive’s Employment shall terminate automatically in the event of his death.

(d)
Rights Upon Termination. Except as expressly provided in Section 5, upon the termination of the Executive’s Employment pursuant to this Section 4, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2 and 3 preceding the effective date of the termination.

5.	Termination Benefits.

(a)
General Release. Any other provision of this Agreement notwithstanding, Subsections (b), (c), and (d) below shall not apply unless the Employee (i) has executed a general release (in a form reasonably prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(b)
Severance Pay. If, during the term of this Agreement, the Company terminates the Executive’s Employment for any reason other than Cause, or if the Executive voluntarily resigns from the Company, (collectively, a “Termination Event”), then the Company shall pay the Executive his Base Compensation for the remaining period of the then-current term of this Agreement, but not in excess of twelve (12) months.

(c)
Disability or Death. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability or death, the Executive shall be entitled to a prompt cash payment of a prorated portion of the payments set forth in Sections 2(a) and (b) above for the year in which such termination occurs. Executive and his eligible dependents shall be entitled to continued participation so long as he is disabled and is not eligible for coverage under a successor employer’s plans through the month in which the Executive attains age 65 in all medical, dental, vision and hospitalization insurance coverage, and in all other employee welfare benefit plans, programs and arrangements in which he was participating on the date of termination of his employment for Disability on terms and conditions that are no less favorable than those applicable, from time to time, to senior executives of the Company. For purposes of this Agreement, “Disability” means the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities contemplated by this Agreement. In the event of a dispute as to whether the Executive is disabled, the determination shall be made by a licensed medical doctor selected by the Company and agreed to by the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. The Executive agrees to submit to such tests and examinations as such medical doctor shall deem appropriate.

(d)	Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i)
Any breach of the Invention, Confidential Information and Non-Competition Agreement referenced in Section 6 hereof between the Executive and the Company, as determined by the Board of Directors of the Company;

(ii)
Conviction of, or a plea of “guilty” or “no contest” to, a felony, or a plea of “guilty” or “no contest” to a lesser included offense in exchange for withdrawal of a felony indictment of felony charge by indictment, in each case whether arising under the laws of the United States or any state thereof;

(iii)	Any act or acts of material fraud;

(iv)	Violations of applicable laws, rules or regulations that expose the Company to material damages or material liability

(v)	Material breach by the employee of any material provision of the Employment Agreement that remains uncorrected for 30 days following written notice of such breach to the employee by the company.

(e)	Definition of “Constructive Termination.” For all purposes under this Agreement, Constructive Termination shall mean the voluntary resignation of the Executive within 60 days following;

(i)	The failure of the Executive to be elected or reelected to any of the positions described in Section 1(a) or his removal from any such position without his written consent.

(ii)	A material diminution in the Executive’s duties or the assignment of him of any duties inconsistent with the Executive’s position and status as Vice President of the Company.

(iii)	A change in the Executive’s reporting relationship.

(iv)	A reduction in the Executive’s Base Compensation without his consent;

(v)	Receipt of notice from Company that the Executive’s principal workplace will be relocated by more than 50 miles without his written consent;

(vi)	A breach by the Company of any of its material obligations to the Executive under this Agreement; or

(vii)
The failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within 15 days after a merger, consolidation, sale or similar transaction.

6.
Invention, Confidential Information and Non-Competition Agreement. The Executive has entered into an Invention, Confidential Information and Non-Competition Agreement with the Company, in the form attached hereto as Exhibit A, which is incorporated herein by reference.

7.	Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)
Executives Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.	Miscellaneous Provisions.

(a)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)
Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)
Indemnification. To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of the Company in effect as of the date of this Agreement, and indemnification provision of the laws of the jurisdiction of the Company’s incorporation in effect from time to time, the Company and any of its successors or assigns shall indemnify the Executive as a director, senior officer or employee of the Company against all liabilities and reasonable expenses that may be incurred in any threatened, pending or completed action, suit or proceeding, and shall pay for the reasonable expenses incurred by the Executive in the defense of or participation in any proceeding to which the Executive is a party because of his service to the Company. The rights of the Executive under this indemnification provision shall survive the termination of employment and the Company shall procure the same in the event it is acquired or for any reason there become a successor to its obligations under this Agreement.

(d)	Whole Agreement. This Agreement and the Invention, Confidential Information and Non-Competition Agreement between the Company and Executive contain the entire understanding of the parties with respect to the subject matter hereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in such agreements have been made or entered into by either party with respect to the subject matter hereof.

(e)	Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(f)
Choice of Law and Severability. This Agreement is executed by the parties in the State of Texas and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statue, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g)
Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive’s Employment or the termination thereof, shall be settled in Houston, Texas, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Executive shall share equally all fees and expenses of the arbitrator. The Executive hereby consents to personal jurisdiction of the state and federal courts located in the State of Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(h)
No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantial portion of the Company’s assets to such entity.

(i)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Richard D. Thornton Jr.
RICHARD D. THORNTON, Jr.

BLAST ENERGY SERVICES, INC.

By: /s/ David M. Adams
Name: David M. Adams
Title: President and Co-CEO

EXHIBIT A

Invention, Confidential Information and Non-Competition Agreement

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT, entered into this 25th day of August, 2006, by and between Blast Energy Services, Inc. a corporation organized and existing under the laws of the State of California., ("Disclosing Party"), and Richard D. Thornton, Jr., ("Receiving Party"). Disclosing Party and Receiving Party are sometimes herein individually called a “Party” and collectively called the “Parties”.

1. Disclosure of Confidential Information. The Disclosing Party is willing, in accordance with the terms and conditions of this Agreement, to disclose to the Receiving Party certain confidential information, which is proprietary, relating to the abrasive fluid jetting and other technical information, (“Technology”), which may be in tangible, intangible or electronic form, together with any notes, memoranda, analyses, evaluations, charts, drawings or summaries derived therefrom. The foregoing is herein referred to, individually or collectively as the context may require, as the "Confidential Information". The obligation of Disclosing Party to disclose Confidential Information to Receiving Party is subject to applicable provisions of agreements that Disclosing Party has with third parties.

2. Confidentiality Obligation and Non-Competition. In consideration of the disclosure of Confidential Information referred to in Paragraph 1 hereof, the Receiving Party agrees that the Confidential Information shall be kept strictly confidential and shall not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopy or reproduction, without the Disclosing Party's prior written consent, except as provided in Paragraphs 3, 4 and 5 below.

3. Confidentiality Exceptions. The Receiving Party may disclose the Confidential Information without the Disclosing Party's prior written consent only to the extent such information:

(A)	is already known to the Receiving Party as of the date of disclosure hereunder;

(B)	is already in possession of the public or becomes available to the public other than through the act or omission of the Receiving Party;

(C)
is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule (provided that the Receiving Party shall give written notice to the Disclosing Party prior to such disclosure); or

(D)	is acquired independently from a third party that represents that it has the right to disclose such information at the time it is acquired by the Receiving Party.

4. Disclosure to Affiliated Companies. The Receiving Party may disclose the Confidential Information without the Disclosing Party's prior written consent to an Affiliated Company (as hereinafter defined), provided that the Receiving Party guarantees the adherence of such Affiliated Company to the terms of this Agreement. "Affiliated Company" shall mean any company or legal entity which (a) controls either directly or indirectly a Party, or (b) which is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a company or entity that directly or indirectly controls such Party. "Control" means the right to exercise more than 50% or more of the voting rights of such company.

5. Other Permitted Disclosures. The Receiving Party shall be entitled to disclose the Confidential Information without the Disclosing Party's prior written consent to such of the following persons who have a clear need to know in order to evaluate the Area of Operations:

(A) employees, officers and directors of the Receiving Party;

(B) employees, officers and directors of an Affiliated Company;

(C)	any professional consultant or agent retained by the Receiving Party for the purpose of evaluating the Confidential Information; or

(D)
any bank, financial institution or person that finances the participation by Receiving Party or an Affiliate of Receiving Party of the Technology, including any professional consultant retained by such entity for the purpose of evaluating the Confidential Information.

Prior to making any such disclosures to persons under subparagraphs (C) and (D) above, however, the Receiving Party shall obtain from each such person an undertaking of confidentiality, with substantially the same content as this Agreement.
6. Use of Confidential Information by Receiving Party. The Receiving Party and its Affiliated Companies, if any, shall use or permit the use of the Confidential Information disclosed under Paragraphs 4 or 5 above to evaluate the Area of Operations and determine whether to enter into a participation with Disclosing Party or one of its Affiliates for evaluation of the Technology.

7. Responsibility to Ensure Confidentiality. The Receiving Party shall be responsible for ensuring that all persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. Neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however it may be caused.

8. Ownership of Confidential Information. The Confidential Information shall remain the property of the Disclosing Party, and the Disclosing Party may demand the return thereof at any time upon giving written notice to the Receiving Party. Within 10 days of receipt of such notice, the Receiving Party shall return all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic) in its possession and in the possession of persons to whom it was disclosed pursuant to Paragraphs 4 and 5 hereof. .

9. Further Agreements. If the Parties agree to participate in further agreements, which include confidentiality provisions, then this Agreement shall terminate automatically on the date the Receiving Party enters into a further agreement with Disclosing Party or one of its Affiliates that contains provisions covering the confidentiality of data for the Technology. Unless earlier terminated under the preceding sentence, the confidentiality obligations set forth in this Agreement shall terminate two (2) years after the date of this Agreement.

10. Right to Disclose Confidential Information. The Disclosing Party hereby represents and warrants that it has the right and authority to disclose the Confidential Information to the Receiving Party, subject to the terms of agreements of Disclosing Party with third parties relating to the Confidential Information. The Disclosing Party, however, makes no representations or warranties, express or implied, as to the quality, accuracy and completeness of the Confidential Information disclosed hereunder, and the Receiving Party expressly acknowledges the inherent risk of error in the acquisition, processing and interpretation of geological and geophysical data. The Disclosing Party, its Affiliated Companies, their officers, directors and employees shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by the Receiving Party.

11 General Provisions.

(A) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to principles of conflicts of law that would refer the matter to the laws of another jurisdiction.

(A) Dispute Resolution. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, which cannot be amicably resolved by the Parties, shall be settled by arbitration before three arbitrators, one to be appointed by each Party and the two so appointed shall appoint the third arbitrator, in accordance with the Arbitration Rules of the American Arbitration Association as amended from time to time. Arbitration shall be held in Houston, Texas, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect. Each Party shall share equally in the costs of any arbitration, however, each Party shall pay its own costs and attorney fees irrespective of which Party prevails in the arbitration.

(C) Approval of Offers. Unless otherwise expressly stated in writing, any prior or future proposals or offers made in the course of the Parties’ discussions are implicitly subject to all necessary management and government approvals and may be withdrawn by either Party at any time. Nothing contained herein is intended to confer upon Receiving Party any right whatsoever to Disclosing Party’s interests. Receiving Party agrees with Disclosing Party that neither the review of Confidential Information nor the granting of access thereto creates any obligation on Receiving Party or Disclosing Party to acquire or dispose of, respectively, any interest in their operations.

(D). Further Agreements. Unless otherwise expressly stated in writing, any prior or future proposals or offers made in the course of the Parties' discussions are implicitly subject to all necessary management and other approvals and may be withdrawn by either Party at any time. Nothing contained herein is intended to confer upon the Receiving Party any right whatsoever to the Disclosing Party's interest in their operations.

(E). Amendments to Agreement. No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Parties hereto.

(E) Entire Agreement. This Agreement comprises the full and complete agreement of the Parties hereto with respect to the disclosure of the Confidential Information and supersedes and cancels all prior communications, understandings and agreements between the Parties hereto, whether written or oral, expressed or implied.

(F) Notices. Any notice given hereunder by either Party shall be given in writing and shall be delivered in person, or sent by facsimile, or mailed by first class or registered mail, postage prepaid, and shall be considered to have been well and sufficiently given when received by the Party to whom it is addressed as follows. Each Party shall have the right to change its address at any time and/or designate that copies of all notices be directed to another person at another address, by giving written notice thereof to the other Party.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

BLAST ENERGY SERVICES, INC.

By: /s/ David M. Adams

RECEIVING PARTY

By: /s/ Richard D. Thornton Jr.

EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Blast Energy Services (the "Company"), together with its affiliates and subsidiaries, and any subsidiaries or affiliates which hereafter may be formed or acquired, and in recognition of the fact that as an employee of Blast Energy Services I will have access to Blast Energy Services’ customers and to confidential and valuable business information of Blast Energy Services and its parent company, if applicable, together with its affiliates and subsidiaries, and any subsidiaries or affiliates which hereafter may be formed or acquired, I hereby agree as follows:

1. Blast Energy Services’ Business. Blast Energy Services’ Business is providing drilling and communications services to the oil and gas industry. Blast Energy Services is committed to quality and service in every aspect of its business. I understand that Blast Energy Services looks to and expects from its employees a high level of competence, cooperation, loyalty, integrity, initiative, and resourcefulness. I understand that as an employee of Blast Energy Services, I will have substantial contact with Blast Energy Services’ customers and potential customers.

I further understand that all business and fees, including consulting, risk management and other services produced or transacted through my efforts, shall be the sole property of Blast Energy Services, and that I shall have no right to share in any commission or fee resulting from the conduct of such business other than as compensation referred to in the paragraph entitled "Compensation and Benefits" hereof. All checks or bank drafts received by me from any customer or account shall be made payable to Blast Energy Services, and all premiums, commissions, or fees that I may collect shall be in the name of and on behalf of Blast Energy Services.

2. Duties of Employee. I shall comply with all Company rules, procedures, and standards governing the conduct of employees and their access to and use of Blast Energy Services’ property, equipment, and facilities. I understand that Blast Energy Services will make reasonable efforts to inform me of the rules, standards, and procedures which are in effect from time to time and which apply to me.

3. Compensation and Benefits. I shall receive the compensation as is mutually agreed upon, which may be adjusted from time to time, as full compensation for services performed under this Agreement. In addition, I may participate in such employee benefit plans and receive such other fringe benefits, subject to the same eligibility requirements, as are afforded other Company employees in my job classification. I understand that these employee benefit plans and fringe benefits may be amended, enlarged, or diminished by Blast Energy Services from time to time, at its discretion.

4. Management of Blast Energy Services. Blast Energy Services may manage and direct its business affairs as it sees fit, including, without limitation, the assignment of duties and responsibilities, the assignment of sales territories, notwithstanding any employee's individual interest in or expectation regarding a particular business location or customer account.

5. Termination of Employment. My employment may be terminated by Blast Energy Services or me at any time, with or without notice or cause. Upon termination of my employment, I shall be entitled to receive incentive payments in accordance with the provisions of Blast Energy Services’ Incentive Plan, as it may be modified by Blast Energy Services from time to time, less any adjustments for amounts owed by me to Blast Energy Services. I understand that I may also receive additional compensation at the discretion of Blast Energy Services and in accordance with the published Company Personnel Policy on Termination Pay.

6. Agreement Not to Compete with Blast Energy Services.

A. As long as I am employed by Blast Energy Services, I shall not participate directly or indirectly, in any capacity, in any business or activity that is in competition with Blast Energy Services.

B. In consideration of my employment rights under this Agreement and in recognition of the fact that I will have access to the confidential information of Blast Energy Services and that Blast Energy Services’ relationships with its customers and potential customers constitute a substantial part of its goodwill, I agree that for One (1) year from and after termination of my employment, for any reason, unless acting with Blast Energy Services’ express prior written consent, I shall not, directly or indirectly, in any capacity, solicit or accept business from, provide consulting services of any kind to, or perform any of the services offered by Blast Energy Services, for any of Blast Energy Services’ customers or prospects with whom I had business dealings in the year next preceding the termination of my employment.

C. I agree not to go into business as a direct competitor of Company within the United States of America for a period of twelve (12) months following the expiration or termination of this agreement or following termination of employment and notwithstanding the cause or reason for termination.

7. Unauthorized Disclosure of Confidential Information. While employed by Blast Energy Services and thereafter, I shall not, directly or indirectly, disclose to anyone outside of Blast Energy Services any Confidential Information or use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of Blast Energy Services.

The term "Confidential Information" as used throughout this Agreement means any and all trade secrets and any and all data or information not generally known outside of Blast Energy Services whether prepared or developed by or for Blast Energy Services or received by Blast Energy Services from any outside source. Without limiting the scope of this definition, Confidential Information includes: any customer files, customer lists, any business, marketing, financial or sales record, data, plan, or survey; and any other record or information relating to the present or future business, product, or service of Blast Energy Services. All Confidential Information and copies thereof are the sole property of Blast Energy Services.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information that Blast Energy Services has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain.

8. Prior Obligations. I have informed Blast Energy Services in writing of any and all continuing obligations that require me to withhold or not disclose any information or that limits my opportunity or capacity to compete with any previous employer.

9. Employee's Obligation to Cooperate. At any time upon request of Blast Energy Services, at Blast Energy Services’ expense, I shall execute all documents and perform all lawful acts Blast Energy Services considers necessary or advisable to secure its rights hereunder and to carry out the intent of this agreement.

10. Return of Property. At any time upon request of Blast Energy Services, and upon termination of my employment, I shall return promptly to Blast Energy Services, all copies of all Confidential Information or Developments, and all records, files, blanks, forms, materials, supplies, and any other materials furnished, used, or generated by me during the course of my employment, and any copies of the foregoing, all of which I recognize to be the sole property of Blast Energy Services.

11. Special Remedies. I recognize that money damages alone would not adequately compensate Blast Energy Services in the event of a breach by me of this Agreement, and I therefore agree that, in addition to all other remedies available to Blast Energy Services at law or in equity, Blast Energy Services shall be entitled to injunctive relief for the enforcement hereof. Failure by Blast Energy Services to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, or conditions.

12. Miscellaneous Provisions. (Check appropriate paragraph. Have employee initial)

[ ] This Agreement contains the entire and only agreement between me and Blast Energy Services respecting the subject matter hereof and supersedes all prior agreements and understandings between us as to the subject matter hereof; and no modification shall be binding upon me or Blast Energy Services unless made in writing and signed by me and an authorized officer of Blast Energy Services. Initials: ____________

[ X ] I acknowledge that there may be more than one agreement between me and Blast Energy Services respecting the subject matter hereof. In this event, this Agreement will be treated as an integral part of the sum of these agreements. In the case of duplication, respecting the subject matter hereof, my obligations shall consist of the sum of my obligations within said agreements. I am fully responsible for notifying Blast Energy Services of any conflict between said agreements immediately upon my discovery of such. No modifications shall be binding upon Blast Energy Services or me unless made in writing and signed by me and an authorized officer of Blast Energy Services.
Initials: RT

My obligations under this Agreement shall survive the termination of my employment with Blast Energy Services regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of this Agreement or of any other agreement I may have with Blast Energy Services. If any provisions of this Agreement are held or deemed unenforceable or too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law. If any of the provisions of this Agreement shall be construed to be illegal or invalid, the validity of any other provision hereof shall not be affected thereby.

This Agreement shall be governed and construed according to the laws of the State of California and shall be deemed to be effective as of the first day of my employment by Blast Energy Services.

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTOOD ALL OF ITS PROVISIONS AND THAT I AGREE TO BE FULLY BOUND BY THE SAME.

Employee: /s/ Richard D. Thornton, Jr.      Date: 8/24/06

Accepted by: /s/ David M. Adams    President & Co-CEO Date: 8/24/06
(Name of Officer)     Title